EXHIBIT 10.1

THIRD AMENDMENT
TO THE
MADISON COUNTY BANK
SALARY CONTINUATION AGREEMENT
DATED MAY 15, 2007
FOR
DAVID J. WARNEMUNDE

THIS THIRD AMENDMENT is adopted this 16th day of June, 2014, by and between Madison County Bank, a nationally-chartered savings association located in Madison, Nebraska (the “Company”), and David J. Warnemunde (the “Executive”).

The Company and the Executive executed the Salary Continuation Agreement on May 15, 2002, effective as of December 31, 2001, a First Amendment on July 18, 2007, effective as of January 1, 2005, and a Second Amendment on April 22, 2008 (the “Agreement”).

The undersigned hereby amend the Agreement for purposes of increasing the Normal Retirement Benefit and extending the period of time the Executive shall remain an active employee of the Company.  Therefore, the following changes shall be made:

1.)    Section 1.7 under Article 1, "Definitions," shall be deleted in its entirety and replaced with the following:

    1.7   "Normal Retirement Age" means the Executive's 61st birthday.

2.)    Section 2.1.1 under Article 2, "Lifetime Benefits," shall be deleted in its entirety and replaced with the following:

    2.11    Amount of Benefit. The annual benefit under this Section 2.1 is One Hundred Seventy-two Thousand Dollars ($172,000). For each complete Plan Year from Normal Retirement Age until age sixty-seven (67) that the Executive does not suffer a Termination of Employment, the annual benefit shall be increased by eight percent (8%) from the previous Plan Year. In the Plan Year in which the Executive attains age sixty-seven (67), he shall get credit for the full Plan Year upon his sixty-seventh (67th) birthday. The Company's Board of Directors, in its sole discretion, may increase the annual benefit under this Section 2.1.1; however, any increase shall require the recalculation of Schedule A.

The Effective Date of this Amendment shall be the 1st of January, 2014.  To the extent that any term, provision, or paragraph of the Agreement is not specifically amended herein, or in any other amendment thereto, said term, provision, or paragraph shall remain in full force and effect as set forth in said Agreement.

IN WITNESS OF THE ABOVE, the parties hereto acknowledge that each has carefully read this Amendment, had the opportunity to consult with qualified legal counsel, and executed the original thereof on the first day set forth hereinabove, and that, upon execution, each has received a conforming copy.

EXECUTIVE:                                                                                                                                            COMPANY:
                                                  Madison County Bank

/s/ David J. Warnemunde                                                                                                  By          /s/ Janet S. Irwin
David J. Warnemunde                                Title         Vice President